Exhibit 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy securities in the United States or in any other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Neither this announcement nor anything herein forms the basis for any contract or commitment whatsoever. Neither this announcement nor any copy hereof may be taken into or distributed in the United States. The securities referred to herein have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. No public offer of securities is to be made by the Company in the United States.

NOTICE OF LISTING ON

THE STOCK EXCHANGE OF HONG KONG LIMITED

(incorporated in the Cayman Islands with limited liability)

(Stock Code: 1128)

US$600 MILLION 5.250% SENIOR NOTES DUE 2021

(Stock Code: 5983)

Joint Global Coordinators and Joint Book-Running Managers

J.P. Morgan	Deutsche Bank

Asian Lead Coordinator and Bookrunner

BOCI International

Joint Bookrunners
BNP PARIBAS	BofA Merrill Lynch	DBS Bank Ltd.

ICBC (Macau)		Scotiabank

Application has been made to The Stock Exchange of Hong Kong Limited for the listing of and permission to deal in the US$600 million 5.250% senior notes due 2021 (the “Notes”) by way

*	For identification purposes only.

of debt issue to professional investors only, as described in the offering memorandum dated 10 October 2013. The listing of and permission to deal in the Notes is expected to become effective on or about 17 October 2013.

By Order of the Board
Wynn Macau, Limited
Stephen A. Wynn
Chairman

Hong Kong, 16 October 2013

As at the date of this announcement, the Board comprises Stephen A. Wynn, Ian Michael Coughlan and Linda Chen (as Executive Directors); Allan Zeman and Matthew O. Maddox (as Non-Executive Directors); and Nicholas Sallnow-Smith, Bruce Rockowitz and Jeffrey Kin-fung Lam (as Independent Non-Executive Directors).

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